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EXCITE, INC.                                                      EXHIBIT 21.01
LIST OF SUBSIDIARIES


NAME                                JURISDICTION OF INCORPORATION      PERCENT OWNED
-------------------------------     -----------------------------      -------------
MatchLogic, Inc.                    Delaware, USA                           100%

The McKinley Group, Inc.            Delaware, USA                           100%

Netbot, Inc.                        Delaware, USA                           100%

Classifieds2000, Inc.               California, USA                         100%

E-Media Limited (wholly-owned       Ontario, Canada                         100%
subsidiary of MatchLogic, Inc.)

Excite UK Ltd                       United Kingdom                          100%

Excite Europe Ltd                   United Kingdom                          100%

Excite Holdings Ltd                 United Kingdom                          100%